CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 20, 2010, relating to the financial statements and financial highlights which appear in the August 31, 2010 Annual Report to Shareholders of Invesco New York Tax-Fee Income Fund (formerly known as Morgan Stanley New York Tax-Free Income Fund); one of the portfolios constituting AIM Counselor Series Trust (Invesco Counselor Series Trust), which is also incorporated by reference into such Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statements of additional information which are incorporated by reference into such Registration Statement.
/s/ PricewaterhouseCoopers, LLP
Houston, Texas
November 18, 2010